Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS FISCAL 2007 RESULTS

COVINGTON, LA. (February 21, 2008) – Pool Corporation (the “Company” or “POOL”) (NASDAQ/GSM: POOL) today announced fourth quarter and full year 2007 results.

“We continue to weather an unprecedented external market environment.  The real estate market issues, with falling home values and tighter credit, intensified throughout 2007, creating a significant drop in new construction activities and negatively affecting our 2007 results.  Despite this, our employees did an outstanding job of executing by providing exceptional value to our customers and suppliers, and these efforts resulted in market share gains and improved our competitive position.  As we continue to improve every facet of how we execute, we will take advantage of the tremendous long-term opportunities present in our young industry,” commented Manuel Perez de la Mesa, President and CEO.

Net sales for the year ended December 31, 2007 increased $18.6 million, or 1%, to $1.93 billion, compared to $1.91 billion in 2006.  The increase in net sales is a result of the Wickham acquisition and sales from new locations opened in new markets.  Base business sales decreased 1% year over year as demand for pool and irrigation construction products was impacted by the weak housing market and less than favorable weather conditions, particularly in the first half of 2007.  Complementary products sales, a majority of which are tied to new construction, decreased 3% from 2006.

Gross profit for the year ended December 31, 2007 decreased $9.3 million, or 2%, to $530.6 million from $539.9 million in 2006.  Gross profit as a percentage of net sales (gross margin) decreased 80 basis points to 27.5% in 2007 from 28.3% in 2006.  The decrease in 2007 gross margin is primarily due to competitive pricing pressures as a result of the market conditions.

Selling and administrative expenses (operating expenses) for 2007 increased $24.3 million, or 7%, to $396.9 million from $372.6 million in 2006.  Operating expenses as a percentage of net sales increased to 20.6% in 2007 from 19.5% in 2006 due to the investments made in 29 new sales centers since the beginning of 2006, sales center expansions and relocations, increases in our accounts receivable reserves and higher freight costs. These increased costs were partially offset by lower incentive expenses and the impact from cost control initiatives.

Operating income decreased $33.6 million, or 20%, to $133.8 million in 2007 from $167.4 million in 2006.  Operating income as a percentage of net sales (operating margin) decreased 190 basis points to 6.9% in 2007 from 8.8% in 2006.  Interest expense increased 46% for 2007 due to higher debt levels for borrowings to fund share repurchases and a higher average effective interest rate compared to the same period in 2006. Earnings for 2007 decreased to $1.37 per diluted share on net income of $69.4 million, compared to $1.74 per diluted share on net income of $95.0 million in 2006.  The opening of 29 new sales centers since the beginning of 2006 is estimated to have had a dilutive impact of approximately $0.16 on earnings per share for 2007.

On the balance sheet, total net receivables decreased 9% compared to December 31, 2006 primarily due to lower fourth quarter 2007 sales and an increase in the allowance for doubtful accounts.  Our inventory levels increased 14% to $379.7 million at December 31, 2007.  The increase reflects inventory for the 12 new sales centers opened in 2007 and higher inventory levels attributable to the decline in fourth quarter sales.  The quality of our inventory remains high as measured by the percentage of total inventory in our fastest-turning inventory classes, which accounted for essentially the entire increase from December 31, 2006.

Cash provided by operations was $71.6 million in 2007, compared to $69.0 million in 2006.  The increase in 2007 cash provided by operations is primarily the result of favorable impacts from changes in working capital balances, which offset the decrease in net income. The Company repurchased 4.1 million shares of its common stock under its repurchase plan during 2007, using $137.7 million in borrowing capacity to fund these purchases.

In the fourth quarter of 2007, net sales decreased $17.7 million, or 6%, to $300.8 million, compared to $318.5 million in the comparable 2006 period.  Gross margin increased 40 basis points to 26.4% in the fourth quarter of 2007 from 26.0% for the same period last year.  The 2007 gross margin benefited from a favorable comparison to fourth quarter 2006 gross margin, which was negatively impacted by an adjustment to vendor incentives earned for the year.  The seasonal operating loss for the fourth quarter was $12.8 million compared to an operating loss of $4.1 million in the same period last year.  The loss per share for the fourth quarter of 2007 was $0.24 per diluted share on a net loss of $11.6 million, compared to a loss of $0.10 per diluted share on a net loss of $5.0 million in the fourth quarter of 2006.

“Our objectives in 2008 are to continue to execute on our business strategies that we believe will provide long-term value to our customers, suppliers and our shareholders, and to exploit business improvement opportunities available to us while maintaining tight control over our expenses.  Given the challenges in the external environment, we will not provide any earnings per share guidance until we gain more visibility for how our 2008 results are tracking,” continued Perez de la Mesa.

Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products.  Currently, POOL operates 281 sales centers in North America and Europe, through which it distributes more than 100,000 national brand and private label products to roughly 70,000 wholesale customers.  For more information about POOL, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project” and similar expressions and include projections of earnings.  The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.  Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants, changes in the economy and the housing market and other risks detailed in POOL’s 2006 Annual Report on Form 10-K and 2007 Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

CONTACT:

Craig K. Hubbard
Treasurer
985.801.5117
craig.hubbard@poolcorp.com

POOL CORPORATION
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net sales	$300,755	$318,486	$1,928,367	$1,909,762
Cost of sales	221,319	235,581	1,397,721	1,369,814
Gross profit	79,436	82,905	530,646	539,948
Percent	26.4%	26.0%	27.5%	28.3%

Selling and administrative expenses	92,232	86,975	396,872	372,566
Operating income (loss)	(12,796)	(4,070)	133,774	167,382
Percent	(4.3)%	(1.3)%	6.9%	8.8%

Interest expense, net	5,383	4,213	22,148	15,196
Income (loss) before income taxes and equity earnings (loss)	(18,179)	(8,283)	111,626	152,186
Provision (benefit) for income taxes	(6,964)	(3,198)	43,154	58,759
Equity earnings (loss) in unconsolidated investments, net	(374)	84	922	1,597
Net income (loss)	$(11,589)	$(5,001)	$69,394	$95,024

Earnings (loss) per share:
Basic	$(0.24)	$(0.10)	$1.42	$1.83
Diluted	$(0.24)	$(0.10)	$1.37	$1.74
Weighted average shares outstanding:
Basic	47,448	50,750	48,887	51,866
Diluted	47,448	50,750	50,802	54,662

Cash dividends declared per common share	$0.12	$0.105	$0.465	$0.405

POOL CORPORATION
Condensed Consolidated Balance Sheets
 (Unaudited)
(In thousands)

	December 31,	December 31,	Change
	2007	2006	$	%

Assets
Current assets:
Cash and cash equivalents	$15,825	$16,734	$(909)	(5)%
Receivables, net	45,257	51,116	(5,859)	(11)
Receivables pledged under receivables facility	95,860	103,821	(7,961)	(8)
Product inventories, net	379,663	332,069	47,594	14
Prepaid expenses and other current assets	8,265	8,005	260	3
Deferred income taxes	9,139	7,676	1,463	19
Total current assets	554,009	519,421	34,588	7

Property and equipment, net	34,223	33,633	590	2
Goodwill	155,247	154,244	1,003	1
Other intangible assets, net	14,504	18,726	(4,222)	(23)
Equity interest investments	33,997	32,509	1,488	5
Other assets, net	22,874	16,029	6,845	43
Total assets	$814,854	$774,562	$40,292	5%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$194,178	$177,544	$16,634	9%
Accrued and other current liabilities	37,216	35,610	1,606	5
Short-term financing	68,327	74,286	(5,959)	(8)
Current portion of long-term debt and other long-term liabilities	3,439	4,350	(911)	(21)
Total current liabilities	303,160	291,790	11,370	4

Deferred income taxes	17,714	15,023	2,691	18
Long-term debt	279,525	188,157	91,368	49
Other long-term liabilities	5,664	1,908	3,756	197

Total liabilities	606,063	496,878	109,185	22
Total stockholders’ equity	208,791	277,684	(68,893)	(25)
Total liabilities and stockholders’ equity	$814,854	$774,562	$40,292	5%

1.	The allowance for doubtful accounts was $9.9 million at December 31, 2007 and $4.9 million at December 31, 2006.
2.	The inventory reserve was $5.4 million at December 31, 2007 and $4.8 million at December 31, 2006.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Year Ended December 31,
	2007	2006	Change
Operating activities
Net income	$69,394	$95,024	$(25,630)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,289	8,162	1,127
Amortization	4,694	4,742	(48)
Share-based compensation	7,398	7,204	194
Excess tax benefits from share-based compensation	(8,482)	(14,627)	6,145
Equity earnings in unconsolidated investments	(1,523)	(2,602)	1,079
Other	1,926	(2,329)	4,255
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	8,822	(5,301)	14,123
Product inventories	(48,001)	5,882	(53,883)
Accounts payable	16,505	(5,269)	21,774
Other current assets and liabilitites	11,622	(21,876)	33,498
Net cash provided by operating activities	71,644	69,010	2,634)

Investing activities
Acquisition of businesses, net of cash acquired	(2,087)	(26,662)	24,575
Proceeds from sale of investment	75	—	75
Purchase of property and equipment, net of sale proceeds	(10,626)	(14,777)	4,151
Net cash used in investing activities	(12,638)	(41,439)	28,801

Financing activities
Proceeds from revolving line of credit	477,246	442,495	34,751)
Payments on revolving line of credit	(482,878)	(380,438)	(102,440)
Proceeds from asset-backed financing	87,479	93,347	(5,868)
Payments on asset-backed financing	(93,438)	(84,718)	(8,720)
Proceeds from long-term debt	100,000	—	100,000
Payments on long-term debt and other long-term liabilities	(4,321)	(1,514)	(2,807)
Payments of capital lease obligations	(257)	(257)	—
Payments of deferred financing costs	(1,152)	(156)	(996)
Excess tax benefits from share-based compensation	8,482	14,627	(6,145)
Issuance of common stock under stock plans	7,292	7,220	72
Payments of cash dividends	(22,734)	(21,080)	(1,654)
Purchases of treasury stock	(139,676)	(111,112)	(28,564)
Net cash used in financing activities	(63,957)	(41,586)	(22,371)
Effect of exchange rate changes on cash	4,042	3,883	159
Change in cash and cash equivalents	(909)	(10,132)	9,223
Cash and cash equivalents at beginning of year	16,734	26,866	(10,132)
Cash and cash equivalents at end of year	$15,825	$16,734	$(909)

Addendum

The following table breaks out our consolidated results into the base business component and the acquired and new market component (sales centers excluded from base business):

(Unaudited)	Base Business		Acquired & New Market		Total
(In thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	December 31,		December 31,		December 31,
	2007	2006	2007	2006	2007	2006
Net sales	$296,304	$314,536	$4,451	$3,950	$300,755	$318,486

Gross profit	78,433	81,698	1,003	1,207	79,436	82,905
Gross margin	26.5%	26.0%	22.5%	30.6%	26.4%	26.0%

Selling and administrative expenses	91,036	86,242	1,196	733	92,232	86,975
Expenses as a % of net sales	30.7%	27.4%	26.9%	18.6%	30.7%	27.3%

Operating income (loss)	(12,603)	(4,544)	(193)	474	(12,796)	(4,070)
Operating margin	(4.3)%	(1.4)%	(4.3)%	12.0%	(4.3)%	(1.3)%

(Unaudited)	Base Business		Acquired & New Market		Total
(In thousands)	Year Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,
	2007	2006	2007	2006	2007	2006
Net sales	$1,877,107	$1,894,169	$51,260	$15,593	$1,928,367	$1,909,762

Gross profit	516,375	535,510	14,271	4,438	530,646	539,948
Gross margin	27.5%	28.3%	27.8%	28.5%	27.5%	28.3%

Selling and administrative expenses	384,853	369,498	12,019	3,068	396,872	372,566
Expenses as a % of net sales	20.5%	19.5%	23.4%	19.7%	20.6%	19.5%

Operating income	131,522	166,012	2,252	1,370	133,774	167,382
Operating margin	7.0%	8.8%	4.4%	8.8%	6.9%	8.8%

We exclude the following sales centers from base business for a period of 15 months:

•	acquired sales centers;
•	sales centers divested or consolidated with acquired sales centers; and
•	new sales centers opened in new markets.

Additionally, we generally allocate overhead expenses to acquired and new market sales centers on the basis of their net sales as a percentage of total net sales.

Due to the timing of the five sales centers closed or consolidated during the fourth quarter of 2007, these locations have not been excluded for the purpose of calculating base business for all periods presented.

The acquired and new market component in the tables above consists of the operations of two new market sales centers for the fourth quarter, an average of four new market sales centers for the year to date and the following acquisitions for the periods indicated:

Acquired	Acquisition Date	Sales Centers Acquired	Period Excluded(1)
Wickham Supply, Inc. and Water Zone, LP	August 2006	14	January – October 2007 and August – October 2006
Tor-Lyn, Limited	February 2007	1	February – December 2007

(1)	After 15 months of operations, we include acquired sales centers in the base business calculation including the comparative prior year period.

We define EBITDA as net income plus interest expense, income taxes, share-based compensation, depreciation and amortization.  We consider EBITDA an important indicator of the operational strength and performance of our business, including the ability to provide cash flows to fund growth, service debt and pay dividends.  EBITDA eliminates the non-cash expenses related to share-based compensation, depreciation of tangible assets and amortization of intangible assets.  We believe EBITDA should be considered in addition to, not as a substitute for, operating income, net income and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States (GAAP).

The table below presents a reconciliation of net income to EBITDA.

(Unaudited)	Year Ended
(In thousands)	December 31,
	2007	2006
Net income	$69,394	$95,024
Add:
Interest expense, net	22,148	15,196
Provision for income taxes	43,154	58,759
Income taxes on equity earnings	602	1,005
Share based compensation	7,398	7,204
Depreciation	9,289	8,162
Amortization (1)	4,468	4,609
EBITDA	$156,453	$189,959

            (1)  Excludes amortization included in interest expense, net